EXHIBIT 99.1

Contact:	David W. Brunton, Chief Financial Officer
SBE, Inc.
(925) 355-7700
davidb@sbei.com

SBE, Inc. Announces Receipt of Nasdaq Staff Determination Letter; Company to Request Hearing

SAN RAMON, CA, January 12, 2007 - SBE, Inc. (Nasdaq: SBEI), today announced that it received a staff determination letter from The Nasdaq Stock Market Inc. (Nasdaq) on January 11, 2007 stating that the Company's common stock is subject to delisting from The Nasdaq Capital Market for failure to comply with Marketplace Rule 4310(c)(4) which requires the Company to maintain a minimum bid price of $1.00. The Company has the right to a hearing and intends to submit a hearing request letter to the Nasdaq Listing Qualifications Panel which will stay the delisting of the Company's securities until the hearing occurs and final determination is issued by the Panel. There can be no assurance that the Panel will grant the Company's request for continued listing.

As previously announced, the Company received notice from Nasdaq on July 18, 2006 that the Company was not in compliance with Marketplace Rule 4310(c)(4).

"We are working diligently to return the company to compliance, and will present our plan to maintain a continued listing at our hearing with the Nasdaq Listing Qualifications Panel," said Kenneth G. Yamamoto, SBE’s Chief Executive Officer.

About SBE

SBE designs and provides IP-based storage networking solutions for an extensive range of business critical applications, including back-up and disaster recovery. SBE delivers a portfolio of scalable, standards-based hardware and software products designed to enable optimal performance and rapid deployment across a wide range of next-generation storage systems. Based in San Ramon, California, SBE is a publicly traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. More information is available at www.sbei.com.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties, including statements about a hearing before the Nasdaq Listing Qualifications Panel. Such statements are only predictions and the company’s actual results may differ materially from those anticipated in these forward-looking statements. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the Form 8-K filed with the Securities and Exchange Commission on the date hereof and the company's most recent Form 10-K and Form 10-Q.

SBE and the SBE logo are registered trademarks of SBE, Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.